Exhibit 3.1

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

MOOVE LUBRICANTS HOLDINGS

(adopted by SPECIAL RESOLUTION dated 28 November 2023)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

MOOVE LUBRICANTS HOLDINGS

(adopted by SPECIAL RESOLUTION dated 28 November 2023)

1	The name of the Company is Moove Lubricants Holdings.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Shareholder is limited to the amount unpaid on such Shareholders' shares.

5	The share capital of the Company is US$34,963.764 divided into 34,963.764 shares of a par value of US$0.001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

MOOVE LUBRICANTS HOLDINGS

(adopted by SPECIAL RESOLUTION dated 28 November 2023)

1	INTERPRETATION

1.1	In these articles, unless the context otherwise requires:

"Adoption Date" means the date on which these articles are adopted by the Company;

"alternate Director" has the meaning given to it in article 39.1 of this articles;

"articles" means the Company's articles of association;

"Board" means the board of directors of the Company for the time being;

"Business Day" means a day other than a Saturday, Sunday or public holiday or a day on which banking institutions in the cities of: (i) São Paulo, State of São Paulo, Brazil; (ii) Jersey, Channel Islands; or (iii) George Town, Cayman Islands are obligated, authorized or required by applicable law to remain closed for business;

"Chairman" has the meaning given to it in article 35.1 of this articles;

"clear days" means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

"Company" means Moove Lubricants Holdings, an exempted company incorporated under the laws of the Cayman Islands;

"Controlling Shareholder" means Cosan S.A. for so long as it is a Shareholder or any Shareholder who becomes the Controlling Shareholder in accordance with any agreement between the Shareholders;

"corporate representative" has the meaning given to it in article 26.1 of this articles;

"Dispose" means, in relation to any Shares, either directly or indirectly, to:

(i)	sell, assign, transfer or otherwise dispose of it (including the grant of any option over or in respect of it);

(ii)	direct (by way of renunciation or otherwise) that another person should, or assign any right to (including pre-emptive rights), receive it;

(iii)	enter into any agreement in respect of the votes or any other rights attached to it (other than by way of proxy for a particular Shareholder meeting); or

(iv)	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing;

and "a Disposal", "Dispose" and "Disposed of" shall be construed accordingly;

"distribution recipient" has the meaning given to it in article 15.2;

"Director" means any member of the Board;

"document" includes, unless otherwise specified, any document sent or supplied in electronic form;

"Electronic Record" has the same meaning as in the Electronic Transactions Act;

"Electronic Transactions Act" means the Electronic Transactions Act (As Revised) of the Cayman Islands;

"fully paid" means, in relation to a Share, that the nominal value and any premium to be paid to the Company in respect of that Share have been paid to the Company;

“Governmental Authority” means any Brazilian or foreign federal, state, provincial or local governamental authority, court, arbitral tribunal, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing;

"Group" means the Company and its subsidiary undertakings from time to time, and "member of the Group"" shall be construed accordingly;

"holder" means, in relation to a Share, the person whose name is entered in the Register of Shareholders of the Company as the holder of that Share;

"instrument" means a document in hard copy form;

"in writing" or "written" means the representation of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise, including in the form of an Electronic Record;

"Investor" means (i) Galt Lubes Investments Limited for so long as it remains a Shareholder, or (ii) any other person who becomes a Shareholder or holder of other equity securities in the capital of the Company from time to time, in each case in accordance with any agreement between the Shareholders;

"Memorandum" means the memorandum of association of the Company;

"paid" means paid or credited as paid;

"Register of Shareholder" means the register of Shareholders maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Shareholders;

"Registered Office" means the registered office for the time being of the Company;

"Shareholder Group" means an undertaking holding Shares, a subsidiary undertaking (other than the Company) or parent undertaking of an undertaking holding any Shares, or a subsidiary undertaking of any such parent undertaking, and "Shareholder Group Company" shall be construed accordingly;

"Shareholder" means a holder of Shares;

"Shares" means the ordinary shares of the Company;

"Statute" means the Companies Act (As Revised) of the Cayman Islands;

"subsidiary" means any company Controlled by the Company from time to time; and

"transmittee" means a person entitled to a Share by reason of the death or bankruptcy of a Shareholder or otherwise by operation of law.

1.2	In these articles:

1.2.1	unless the context otherwise requires, words and expressions to which a particular meaning is given by the aplicable law as in force on the Adoption Date, shall have the same meaning in these articles, except where the word or expression is otherwise defined in these articles or the Statute;

1.2.2	references to any statutory provision or statute include all modifications thereto and all re-enactments (with or without modification) thereof and all subordinate legislation made thereunder, in each case for the time being in force, unless expressly stated otherwise. This article 1.2.2 does not affect the interpretation of article 1.2.1;

1.2.3	a reference to a "person" includes a reference to any individual, firm, company (including any limited liability company or joint stock company), corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, entity or Government Authority, any joint venture, estate, trust, association, organization or investment fund;

1.2.4	(unless the context otherwise requires) a reference to the singular shall include the plural, and vice versa;

1.2.5	words importing one gender shall include each gender;

1.2.6	a Shareholder is "present" at a meeting if the Shareholder (being an individual) attends (otherwise than by his duly appointed proxy) or if the Shareholder (being a corporation) attends by its duly authorised corporate representative, or if the Shareholder attends by his duly appointed proxy;

1.2.7	any phrase introduced by the terms “other”, “including” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.8	any requirements as to delivery under these articles include delivery in the form of an Electronic Record;

1.2.9	any requirements as to execution or signature under these articles including the execution of these articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act; and

1.2.10	sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

1.3	The headings in these articles do not affect their interpretation or construction.

2	MODEL ARTICLES

2.1	Table A in the First Schedule to the Statute does not apply.

3	LIABILITY OF SHAREHOLDERS

3.1	Any offer to the public to subscribe for any shares or debentures of the Company is prohibited.

3.2	The liability of each Shareholder is limited to the amount unpaid on such Shareholders’ shares.

SHARES

4	SHARE CAPITAL

4.1	The share capital of the Company as at the Adoption Date is made up of ordinary Shares.

4.2	Except as provided otherwise in these articles, the Shares shall rank pari passu in all respects.

5	ALL SHARES TO BE FULLY PAID

5.1	No Share is to be issued for less than the aggregate of its nominal value and any premium to be paid to the Company in consideration for its issue.

6	POWER TO ISSUE DIFFERENT CLASSES OF SHARES; REDEEMABLE SHARES

6.1	Subject to these articles, but without prejudice to the rights attached to any existing Share, the Company may issue Shares with such rights or restrictions as may be determined by general meeting.

6.2	Subject to the Statute, the Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder.

6.3	If rights and restrictions attaching to Shares are determined by Shareholders’ resolution, those rights and restrictions shall apply, as if those rights and restrictions were set out in these articles.

7	REGISTER OF SHAREHOLDERS

7.1	The Company shall maintain or cause to be maintained the Register of Shareholders in accordance with the Statute.

7.2	The Directors may determine that the Company shall maintain one or more branch registers of Shareholders in accordance with the Statute. The Directors may also determine which register of Shareholders shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

8	CLOSING REGISTER OF SHAREHOLDERS OR FIXING RECORD DATE

8.1	For the purpose of determining Shareholders entitled to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of Shareholders for any other purpose, the Directors may provide that the Register of Shareholders shall be closed for transfers for a stated period which shall not in any case exceed forty days.

8.2	In lieu of, or apart from, closing the Register of Shareholders, the Directors may fix in advance or arrears a date as the record date for any such determination of Shareholders entitled to vote at any meeting of the Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of Shareholders for any other purpose.

8.3	If the Register of Shareholders is not so closed and no record date is fixed for the determination of Shareholders entitled to vote at, a meeting of Shareholders or Shareholders entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this article, such determination shall apply to any adjournment thereof.

9	PROVISIONS APPLYING TO THE TRANSFER OF SHARES

9.1	No Disposal of Shares shall take place, and the Directors shall not register a Disposal of Shares, unless it is permitted or required by, and made in accordance with, these articles and any agreement between the Shareholders.

10	TRANSFER RESTRICTIONS

10.1	No Share may be Disposed of or encumbered except if authorized or required by this articles and by any agreement between the Shareholders;

11	TRANSMISSION OF SHARES

11.1	Subject to articles 9 and 10, if title to a Share passes to a transmittee, the Company may only recognise the transmittee as having any title to that Share.

11.2	Subject to article 11.2.1, a transmittee who produces such evidence of entitlement to Shares as the Directors may properly require:

11.2.1	may, subject to these articles, choose either to become the holder of those Shares or to have them transferred to another person; and

11.2.2	subject to these articles, and pending any transfer of the Shares to another person, has the same rights as the holder from whom the transmittee derived such entitlement had.

11.3	Transmittees do not have the right to attend or vote at a general meeting, or agree to a proposed written resolution, in respect of Shares to which they are entitled, by reason of the event which gave rise to the transmission, unless they become the holders of those Shares.

12	EXERCISE OF TRANSMITTEES' RIGHTS

12.1	Transmittees who wish to become the holders of Shares to which they have become entitled must notify the Company in writing of that wish.

12.2	If the transmittee wishes to have a Share transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

12.3	Any transfer made or executed under this article 12 is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the Share, and as if the event which gave rise to the transmission had not occurred.

DIVIDENDS AND OTHER DISTRIBUTIONS

13	PROCEDURE FOR DECLARING DIVIDENDS

13.1	Subject to the Statute, these articles and any agreement between the Shareholders, the Company may by general meeting declare dividends, and the Directors may decide to pay interim dividends.

13.2	A dividend must not be declared unless the Directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the Directors.

13.3	No dividend may be declared or paid unless it is in accordance with Shareholders' respective rights.

13.4	Unless the Shareholders' resolution to declare or the Directors' decision to pay a dividend, or the terms on which Shares are issued, specify otherwise, it must be paid by reference to each Shareholders’ holding of Shares in the class in respect of which the dividend is paid on the date of the resolution or decision to declare or pay it.

13.5	If the Company's share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non preferred rights if, at the time of payment, any preferential dividend is in arrear.

13.6	Subject to the Statute, the Directors may pay at intervals any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

14	CALCULATION OF DIVIDENDS

14.1	Except as otherwise provided by these articles or the rights attached to shares, all dividends must be:

14.1.1	declared and paid according to the amounts paid up (both as to nominal value and any premium) on the shares on which the dividend is paid; and

14.1.2	apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

14.2	If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

14.3	For the purposes of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

15	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

15.1	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

15.1.1	transfer to a bank account specified by the distribution recipient in writing; or

15.1.2	any other means of payment as the Directors agree with the distribution recipient in writing.

15.2	In these articles, the "distribution recipient" means, in respect of a share in respect of which a dividend or other sum is payable, the holder of the Share.

16	NON-CASH DISTRIBUTIONS

16.1	Subject to the terms of issue of the share in question, the Company may, by general meeting on the recommendation of the Directors, decide that all or part of a dividend or other distribution in respect of a share be made by the distribution of non-cash assets (including shares or other securities in any company).

16.2	For the purposes of making a non-cash distribution, the Directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

16.2.1	fixing the value of any assets; and

16.2.2	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients.

17	WAIVER OF DISTRIBUTIONS

17.1	A distribution recipient may waive his entitlement to a dividend or other distribution payable in respect of a Share.

DECISION-MAKING BY SHAREHOLDERS

18	GENERAL MEETINGS

18.1	The Shareholders' meetings of the Company shall be ordinary or extraordinary. The Shareholders agree that an ordinary Shareholders' meeting shall be held once a year within the four (4) months following the closing of each financial year, for discussion, voting and approval of the financial statements, the annual accounts and any other matter required by law. Furthermore, Shareholders' meetings may be held on an extraordinary basis whenever and insofar as the business of the Company so requires, subject to the call procedures provided in this articles and any Shareholders’ agreement.

18.2	Unless otherwise required by applicable law, general meetings shall be held in the place indicated at the call notice. General meetings shall be conducted in Portuguese and all notices, demands, requests, statements, certificates, minutes, or other documents or communications of such meetings shall be in English or accompanied with a copy of an English translation.

19	CALL PROCEDURE

19.1	Shareholders' meetings shall be convened by the Chairman, or as otherwise provided for in an agreement between the Shareholders. Call notices shall be issued by e-mail messages, to be followed by delivery of written notice, either personally or by mail, to each Shareholder, provided that such written notice sent either personally or by mail shall be sent at least fourteen (14) days in advance of the date scheduled for the holding of each Shareholders' meeting, at the Company's expense. A call notice shall be dismissed in case all the Shareholders are present.

19.2	The notice shall specify the time, date and place of the meeting and the general nature of the business to be dealt with at the meeting.

20	ADJOURNMENT

20.1	If a quorum is not present within half an hour of the time at which the meeting was due to start, or if during a meeting a quorum ceases to be present, the meeting shall stand adjourned and a new notice of a general meeting shall be delivered to each Shareholder and shall contain information on the place, date and time of the relevant Shareholders' meeting which shall be held, in such case, at least within five (5) and at most within ten (10) days of the date of the second call notice delivered to the Shareholders (“Second Call”).

21	ATTENDANCE AT GENERALL MEETINGS

21.1	A Shareholder may participate in a general meeting remotely by means of a telefone conference or similar form of communications equipment which allows all persons participating in the meeting to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting and is counted in the quorum and entitled to vote as if they attended the meeting in person.

22	QUORUM AT GENERAL MEETINGS

22.1	In all other cases, two qualifying persons present at the meeting and entitled to vote, of whom at least one shall be or shall represent the Controlling Shareholder and at least one shall be or shall represent the Investor, are a quorum. If, at the time and place appointed for the relevant Shareholders' meeting in the Second Call, a person representing the Investor is not present, the attendance of Shareholders representing, at least, fifty percent plus one Share of the voting capital shall be a quorum, subject to applicable law.

23	CHAIRING GENERAL MEETINGS

23.1	The general meetings shall be presided over by the chairperson of the Board or by a person indicated by him, or, if there is no indication, by the vice-chairperson of the Board, and in his or her absence, by any Person appointed by the Shareholders representing the majority of the Company's voting shares present at the meeting. The chairperson of the Shareholders' meeting shall appoint a secretary, who may or may not be a Shareholder of the Company.

24	VOTING

24.1	Each ordinary Share shall correspond to one vote in the resolutions of the Shareholders' meetings of the Company. Except for any agreement between the Shareholders, or as otherwise required by the law, resolutions at a Shareholders' meeting shall be passed by the affirmative vote of a simple majority of the Shares of the Company then outstanding.

25	APPOINTMENT OF PROXY

25.1	A Shareholder may appoint another person as his proxy to exercise all or any of his rights to attend and to vote on a resolution or amendment of a resolution, or on other business arising, at a meeting or meetings of the Company. A Shareholder may appoint more than one proxy in relation to a meeting, provided that each proxy is appointed to exercise the rights attached to a different Share or Shares held by the Shareholder.

26	CORPORATE REPRESENTATIVES

26.1	Any corporation which is a Shareholder of the Company may, by resolution of its directors or other governing body, authorise a person or persons to act as its representative or representatives at any meeting of the Company (a "corporate representative"). A Director, the company secretary (if any) or other person authorised for the purpose by the company secretary (if any) may require a corporate representative to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers.

27	RESOLUTIONS IN WRITING

27.1	A resolution of the Shareholders of the Company may be passed as a written resolution in accordance with the Statute. For the avoidance of doubt on a written resolution each Shareholder has the same number of votes he would have on a poll.

28	MATTERS FOR THE BOARD

28.1	Subject to the provisions of the Statute, these articles and to any directions given by general meeting, the business of the Company shall be conducted by the Board and the Board shall determine, amongst other things, the following matters, subject to any existing agreement between the Shareholders:

28.1.1	the approval of the annual business plan of the Company or any investment, expansion or acquisition plan relating to the Company;

28.1.2	the approval of any financial statements of the Company or allocation of results;

28.1.3	the issuance of new Shares in the capital of the Company;

28.1.4	the registration of the transfer of Shares in the capital of the Company to any third parties;

28.1.5	the passing of any resolution to appoint an administrator, subject to Shareholder approval in accordance with the Statute;

28.1.6	the filing of a petition in bankruptcy or, the passing of any resolution or, the taking any steps to wind up, dissolve, or liquidate the Company or suspend the Company's activities, subject to Shareholder approval in accordance with the Statute;

28.1.7	the amendment of these articles, subject to Shareholder approval in accordance with the Statute;

28.1.8	the appointment or removal of any Director of the Company;

28.1.9	the increase or reduction in the Company’s share capital, subject to Shareholder approval in accordance with the Statute;

28.1.10	the carrying out of any actions and the entry into any transactions that create legal obligations for the Company or relieve third parties from any existing legal obligations to the Company, in each case where the value is in excess of (a) USD3,000,000 per transaction or (b) USD3,000,000 in the aggregate with any one counterparty in any rolling 12 month period, except for the execution of agreements for the acquisition, resale and transport services of raw material and finished products related to the distribution and trade of synthetic lubricants and petroleum derivatives, basic oil, additives, greases, chemicals and petrochemicals;

28.1.11	the disposal by the Company of any of its fixed assets with an aggregate value in excess of USD315,000;

28.1.12	the grant of any guarantee for the obligations or liabilities of any party which is not a member of the Group; or

28.1.13	the incurring of any indebtedness for borrowed money in connection with the business of the Company, from a financial institution or Shareholder of the Company, in each case where such borrowing is in excess of USD3,000,000 per transaction or USD3,000,000 in the aggregate with any one counterparty in any rolling 12 month period.

28.2	A Director of the Company shall not be entitled to execute any contract alone. The Company shall only be represented by (i) two eligible Directors, provided that at least one of them is appointed by the Controlling Shareholder and the other by the Chairman of the Board; or (ii) attorneys with powers granted by power-of-attorney executed by two Directors, provided that one of them is appointed by the Controlling Shareholder.

DIRECTORS' POWERS AND RESPONSIBILITIES

29	DIRECTORS' GENERAL AUTHORITY

29.1	Subject to the provisions of the Statute, these articles and any agreement between the Shareholders, the Directors are responsible for the management of the Company's business, for which purpose they may exercise all the powers of the Company.

30	COMMITTEES

30.1	The Company shall maintain, at least, the following committees of the Board: (i) one (1) Risk and Audit Committee and (ii) one (1) Compensation Committee, according to the provisions in a Shareholders agreement. The committees will have a merely advisory function (and not a decision-making or executive function), and shall present to the Board, as applicable, the result of their works, suggestions and recommendations.

DECISION-MAKING BY DIRECTORS

31	DIRECTORS TO TAKE DECISIONS COLLECTIVELY

31.1	The decisions of the Directors must be taken:

31.1.1	at a Directors' meeting; or

31.1.2	in the form of a Directors' written resolution.

32	CALLING A DIRECTORS' MEETING

32.1	Except if otherwise provided for in an existing agreement between the Shareholders, Board Meetings may be called by the Chairman, at any time, by giving at least 5 Business Days' notice of the meeting to the other Directors or by authorising the company secretary (if any) to give such notice. A notice may be waived by the attendance of all Directors at the meeting.

32.2	Notice of any Directors' meeting must indicate:

32.2.1	its proposed date and time;

32.2.2	where it is to take place; and

32.2.3	the agenda.

32.3	Notice of a Directors' meeting must be given to each Director and may be delivered by e-mail message, to be followed by delivery of written notice, either personally or by mail, and accompanied by an agenda identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers to be discussed at the meeting.

33	PARTICIPATION IN DIRECTORS' MEETINGS

33.1	Any Director shall be entitled to participate in a meeting of the Board in which he or she is not physically present by telephone or video conference or similar form of communications equipment which allows all persons participating in the meeting to hear and speak to each other throughout the meeting. Resolutions may be taken by the Board without a meeting if such resolutions are signed by all Directors.

34	QUORUM FOR DIRECTORS' MEETINGS

34.1	A Director shall be regarded as present for the purposes of a quorum if represented by an alternate Director appointed in accordance with these articles or any agreement between the Shareholders.

34.2	The meetings of the Board shall be deemed validly convened with the attendance of at least one (1) Director appointed by the Controlling Shareholder and at least one (1) Director appointed by the Investor, or if otherwise provided for in an agreement by the Shareholders. If no quorum is present at any duly convened meeting or if during the meeting there is no longer a quorum, the meeting shall be adjourned to five (5) days thereafter at the same time and place and, at such meeting, any three (3) Directors that are present shall be the quórum, provided that the Chairman of the Board is presente, or someone indicated by him. Notice of such adjourned meeting shall be given to all Directors.

35	CHAIRING DIRECTORS' MEETINGS

35.1	The Controlling Shareholder shall be entitled to appoint and elect the chairperson (the "Chairman"), the vice-chairperson and the secretary of the Board.

35.2	The Board meetings shall be presided over by the Chairman or by someone indicated by him, or, if there is no indication in his or her absence, by the vice-chairperson of the Board or, in his or her absence, by any Person appointed by the Directors representing the majority of the Board present at the meeting. The meetings of the Board or meetings of a committee of the Board shall be conducted in Portuguese and all notices, demands, requests, statements, certificates, minutes, or other documents or communications of such meeting shall be in English or accompanied with a copy of an English translation.

36	VOTING BY DIRECTORS

36.1	Subject to these articles and any agreement between the Shareholders, a decision is taken at a Directors' meeting by a majority of votes of the Directors then in office.

36.2	Subject to any other provision of these articles, each Director participating at a Directors' meeting has one vote.

APPOINTMENT OF DIRECTORS

37	NUMBER OF DIRECTORS

37.1	Unless otherwise determined by general meeting, the number of Directors (other than alternate Directors) shall be up to seven.

38	METHODS OF APPOINTING DIRECTORS

38.1	Subject to any agreement between the Shareholders,

38.1.1	the Investor may from time to time appoint up to two persons to be Directors and these Directors and any alternate shall be called "Investor Directors".

38.1.2	The Controlling Shareholder may from time to time appoint the remaining members and these Directors and any alternate shall be called "Controlling Shareholder Directors".

38.2	A Investor Director shall cease to be a Director from the date on which the Investor ceases to be a Shareholder.

38.3	Each Director may be removed by the Shareholder that appointed such Director at any time by notice in writing with or without cause (as the case may be). Any appointment or removal of a Director shall be made by notice in writing to the Company and signed by the appointing Shareholder, subject to any agreement between the Shareholders. The appointment or removal shall, to the extent permitted by law, take effect immediately upon receipt of the notice by the Company or such later date specified by the Shareholder in the notice.

39	ALTERNATE DIRECTORS

39.1	Any Director (other than an alternate Director) may appoint any other Director or any other person willing to act as his/her alternate (“alternate Director”) to attend and vote at a meeting of the Board in his or her place and to exercise and discharge all the functions, powers and duties of his/her appointor as a Director, in each case at that meeting. Alternate Directors may be appointed on a standing basis and may represent more than one (1) Director at any one time. A Director may remove from office any alternate Director of the Company appointed by them (or, where an alternate Director has been appointed on a standing basis to represent such Director and one or more other Directors, such Director may remove the relevant alternate Director's authority to act as his or her alternate). Any alternate Director present at a meeting of the Board shall be entitled (in the absence of his/her appointor(s)) to cast, in addition to the votes allocated to him or her in accordance with this article (if any), the number of votes allocated in accordance with this article to each Director whom he or she represents as an alternate. An alternate Director shall automatically vacate his or her office of alternate Director if the Director who appointed him or her ceases to be a Director, unless such alternate Director has been appointed to act as an alternate for one or more other Directors, in which case his or her appointment as an alternate Director for such other Director(s) shall continue.

40	WINDING UP OF THE COMPANY

40.1	The Company may be liquidated or dissolved by approval in a general meeting, according to the applicable law and any Shareholders’ agreement.

41	FINANCIAL YEAR

41.1	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

42	AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

42.1	Subject to the provisions of the Statute and the provisions of the Shareholders’ agreement, the Company may, subject to a Board resolution and Shareholder approval:

(a)	increase its share capital by such sum as the general meeting shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

(e)	cancel any Shares that at the date of the passing of the general meeting have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled;

(f)	alter or add to the articles;

(g)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(h)	reduce its share capital or any capital redemption reserve fund.

42.2	All new Shares created in accordance with the provisions of the preceding article shall be subject to the same provisions of the articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.